EXHIBIT 10.6

                                ASHLAND INC.
        DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS (2005)
                     (EFFECTIVE AS OF JANUARY 1, 2005)


ARTICLE I.  GENERAL PROVISIONS

1.       PURPOSE

         The purpose of this Ashland Inc. Deferred Compensation Plan For Non-Employee Directors (2005) (the "Plan") is to provide each Director with an opportunity to defer some or all of the Director's Fees as a means of saving for retirement or other purposes. In addition, the Plan provides Directors with the ability to increase their proprietary interest in the Company's long-term prospects by permitting Directors to receive all or a portion of their Fees in Ashland Common Stock. The obligations of the Company hereunder constitute a mere promise to make the payments provided for in this Plan. No Director, his or her spouse or the estate of either of them shall have, by reason of this Plan, any right, title or interest of any kind in or to any property of the Company. To the extent any Participant has a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

         This Plan is a replacement of the prior Ashland Inc. Deferred Compensation Plan for Non-Employee Directors amended as of April 1, 2003 (the "Former Plan"). Fees deferred under the Former Plan shall remain subject to all of the rules, terms and conditions in effect under the Former Plan as of December 31, 2004. For this purpose, the Fees deferred under the Former Plan shall include all income, gains and losses connected to such Deferred Fees.

         The rules, terms and conditions of this Plan shall apply to Fees deferred after December 31, 2004, including any Election to defer such Fees made in 2004. For this purpose, the Fees deferred after December 31, 2004 shall include all income, gains and losses connected to such Fees.

2.       DEFINITIONS

         The following definitions shall be applicable throughout the Plan:

         (a)   "Accounting   Date"  means  the  Business  Day  on  which  a
calculation concerning a Participant's Compensation Account is performed, or as otherwise defined by the Committee.

         (b) "Act" means the Securities Act of 1933, as amended from time to time.

         (c) "Beneficiary" means the person(s) designated by a Participant in accordance with Article IV, Section 1.

         (d) "Board" means the Board of Directors of Ashland Inc. or its designee.

         (e) "Business Day" means a day on which the New York Stock Exchange is open for trading activity.

         (f) "Change in Control" shall be deemed to occur (1) upon the approval of the shareholders of the Company (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of the Company, other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property other than a merger in which the holders of Common Stock immediately prior to the merger will have the same proportionate ownership of common stock of the surviving corporation immediately after the merger,
(B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of the Company shall be deemed to occur unless assets constituting 80% of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer, or (C) adoption of any plan or proposal for the liquidation or dissolution of the Company, (2) when any "person" (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), other than the Company or any subsidiary or employee benefit plan or trust maintained by the Company, shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 15% of the Common Stock outstanding at the time, without the approval of the Board, or (3) if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period. Notwithstanding the foregoing, any transaction, or series of transactions, that shall result in the disposition of the Company's interest in Marathon Ashland Petroleum LLC, including without limitation any transaction arising out of that certain Put/Call, Registration Rights and Standstill Agreement dated January 1, 1998 among Marathon Oil Company, USX Corporation, the Company and Marathon Ashland Petroleum LLC, as amended from time to time, shall not be deemed to constitute a Change in Control.

         The definition of Change in Control as written hereinabove shall remain in effect until the Secretary of the Treasury prescribes a definition that is inconsistent with the definition in the Plan. If a definition is prescribed that is inconsistent with the definition in the Plan, such prescribed definition shall supercede the one in the Plan. If such definition is not inconsistent with the definition in the Plan, then the Plan's definition shall remain in effect.

         (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (h) "Committee" means the Governance and Nominating Committee of the Board or its designee.

         (i) "Common Stock" means the common stock, $1.00 par value, of Ashland Inc.

         (j) "Common Stock Fund" means that investment option, approved by the Committee, in which a Participant's Retirement Account may be deemed to be invested and may earn income based on a hypothetical investment in Common Stock.

         (k) "Company" means Ashland Inc., its divisions and subsidiaries. "Company" shall also include any direct successor in interest to Ashland Inc. that results from a corporate reorganization connected with divesting the interest Ashland Inc. has in Marathon Ashland Petroleum LLC.

         (l)  "Corporate   Human   Resources"  means  the  Corporate  Human
Resources Department of the Company.

         (m) "Credit Date" means the date on which any Fees would otherwise have been paid to the Participant or in the case of the Participant's designation of investment option changes, within three Business Days after the Participant's designation is received by Corporate Human Resources, or as otherwise designated by the Committee.

         (n)  "Deferral   Account"   means  the  account(s)  to  which  the
Participant's Deferred Fees are credited and from which distributions are made.

         (o) "Deferred Fees" means the Fees elected by the Participant to be deferred pursuant to the Plan.

         (p) "Director" means any non-employee director of the Company.

         (q) "Disability" means that a Participant is unable to engage in any substantial gainful activity because of a medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of 12 or more months.

         (r) "Election" means a Participant's delivery of a written notice of election to the Secretary of the Company electing to defer payment of his or her Fees or to receive such Fees in the form of Common Stock, under the terms of the Plan. Such notice shall also include instructions specifying the time and form under which the Deferred Fees will be paid. Such elections shall be irrevocable except as otherwise provided in the Plan or pursuant to Treasury guidance. Elections shall be made and delivered as prescribed by the Committee or the Company.

         (s) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (t) "Fair Market Value" means the price of a share of Common Stock, as reported on the Composite Tape for New York Stock Exchange issues on the date and at the time designated by the Company.

         (u) "Fees" mean the annual retainer and meeting fees, as well as any per diem compensation for special assignments, earned by a Director for his or her service as a member of the Board during a calendar year or portion thereof.

         (v) "Fiscal Year" means that annual period commencing October 1 and ending the following September 30.

         (w) "Participant" means a Director who has elected to defer payment of all or a portion of his or her Fees and/or to receive all or a specified portion of his or her Fees in shares of Common Stock.

         (x) "Payment Commencement Date" means the date payments of amounts deferred begin pursuant to Article III, Section 6.

         (y) "Performance-Based Fees" mean Fees that meet requirements specified by the Secretary of the Treasury. Performance-Based Fees will include the attributes that they are variable, contingent on the satisfaction of preestablished metrics and are not readily ascertainable at the time of the election.

         (z) "Personal Representative" means the person or persons who, upon the disability or incompetence of a Director, shall have acquired on behalf of the Director, by legal proceeding or otherwise, the right to receive the benefits specified in this Plan.

         (aa) "Plan" means this Ashland Inc. Deferred Compensation Plan For Non-Employee Directors (2005) as it now exists or may hereafter be amended.

         (bb) "Secretary of the Treasury" or "Treasury" means the United States Department of Treasury.

         (cc) "Stock Account" means an account by that name established pursuant to Article III, Section 1,which is a subset of the Deferral Account.

         (dd) "Stock Unit(s)" means the share equivalents credited to a Participant's Stock Account pursuant to Article III, Section 1.

         (ee) "Termination" means retirement from the Board or termination of service as a Director for any other reason.

         (ff) "Unforeseeable Emergency" means a severe financial hardship of a Participant because of -

               1. An  illness  or   accident   of  the   Participant,   the
                  Participant's spouse or dependent (as defined in Internal Revenue Code section 152(a));

               2. A loss of the Participant's property due to casualty; or

               3. Such   other    similar    extraordinary    unforeseeable
                  circumstances because of events beyond the control of the Participant.

The meaning of Unforeseeable Emergency shall be interpreted and applied in accordance with applicable guidance that may be issued by the Treasury.

3.       SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION

         (a) Shares Authorized for Issuance. There shall be reserved for issuance under the Plan 500,000 shares of Common Stock, subject to adjustment pursuant to subsection (b) below. Such shares shall be authorized but unissued shares of Common Stock.

         (b) Adjustments in Certain Events. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.

4.       ELIGIBILITY

         Any non-employee Director of the Company shall be eligible to participate in the Plan.

5.       ADMINISTRATION

         Full power and authority to construe, interpret and administer the Plan shall be vested in the Company and the Committee or one or more of their delegates. This power and authority includes, but is not limited to, establishing deferral terms and conditions and adopting modifications and amendments to procedures as may be deemed necessary, appropriate or convenient. This power and authority also includes, without limitation, the ability to construe and interpret provisions of the Plan, make determinations regarding law and fact, reconcile any inconsistencies between provisions in the Plan or between provisions of the Plan and any other statement concerning the Plan, whether oral or written, supply any omissions to the Plan or any document associated with the Plan, and to correct any defect in the Plan or in any document associated with the Plan. Decisions of the Company and the Committee (or their delegates) shall be final, conclusive and binding upon all parties. Day-to-day administration of the Plan shall be the responsibility of Corporate Human Resources. This Department may authorize new or modify existing forms for use under this Plan so long as any such modified or new forms are not inconsistent with the terms of the Plan.

ARTICLE II.  COMMON STOCK PROVISION

         Each Director may elect to receive all or a portion of his or her Fees in shares of Common Stock by making an Election pursuant to Article III, Section 3. Shares shall be issued to the Director at the end of each quarter beginning in the quarter the Election is effective. The number of shares of Common Stock so issued shall be equal to the amount of Fees which otherwise would have been payable to such Director during the quarter divided by the Fair Market Value. Only whole number of shares of Common Stock will be issued, with any fractional shares to be paid in cash.

ARTICLE III.  DEFERRED COMPENSATION

1.       PARTICIPANT ACCOUNTS

         (a) Upon election to participate in the Plan, there shall be established a Deferral Account to which there shall be credited any Deferred Fees as of each Credit Date. The Deferral Account shall be credited (or debited) on each Accounting Date with income (or loss) based upon a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Committee, which may include a Common Stock Fund, as elected by the Participant under the terms of
Article III, Section 3. The crediting or debiting on each Accounting Date of income (or loss) shall be made for the respective amounts that were subject to each Election under Article III Section 3.

         (b) The Stock Account of a Participant shall be credited on each Accounting Date with Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such Deferred Fees as to which a stock deferral election has been made at the Fair Market Value on the Accounting Date. As of the date of any dividend distribution date for the Common Stock, the Participant's Stock Account shall be credited with additional Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Fair Market Value on such date, with the amount which would have been paid as dividends on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Stock Units then credited to the Participant's Stock Account with respect to a particular Election under Article III Section 3.

2.       EARLY WITHDRAWAL

         (a) Unforeseeable Emergency. A Participant or a Participant's legal representative may submit an application for a distribution from the Participant's Deferral Account because of an Unforeseeable Emergency. The amount of the distribution shall not exceed the amount necessary to satisfy the needs of the Unforeseeable Emergency. Such distribution shall include an amount to pay taxes reasonably anticipated as a result of the distribution. The amount allowed as a distribution under this Section 2(a) shall take into account the extent to which the Unforeseeable Emergency may be relieved reimbursement, insurance or liquidation of the Participant's assets (but only to the extent such liquidation would itself not cause a severe financial hardship). The distribution shall be made in a single sum and paid as soon as practicable after the application for the distribution on account of the Unforeseeable Emergency is approved. The provisions of this Section 2(a) shall be interpreted and administered in accordance with applicable guidance that may be issued by the Treasury.

         (b)   Disability.   A  Participant   or  a   Participant's   legal
representative may submit an application for a distribution from the Participant's Deferral Account because of the Participant's Disability. The distribution shall be made in a single sum and paid as soon as practicable after the application for the distribution on account of the Participant's Disability is approved. The provisions of this Section 2(b) shall be interpreted and administered in accordance with applicable guidance that may be issued by the Treasury. If such guidance should allow an election of a period or form of distribution at the time of the application for a distribution on account of the Participant's Disability then the Plan shall allow such elections.

         (c) Prohibition on Acceleration. Except as otherwise provided in the Plan and except as may be allowed in guidance from the Secretary of the Treasury, distributions from a Participant's Deferral Account may not be made earlier than the time such amounts would otherwise be distributed pursuant to the terms of the Plan.

3.       DEFERRAL ELECTION

         (a) General. Any Director wishing to participate in the Plan may elect to do so by delivering to the Secretary of the Company an Election on a form prescribed by Corporate Human Resources designating the manner in which such Deferred Fees are to be invested in accordance with Article III,
Section 1 and electing the timing and form of distribution. The timing of the filing of the appropriate form with Corporate Human Resources shall be determined by the Company or the Committee. An effective election to defer Fees may not be revoked or modified except as otherwise determined by the Company or the Committee or as stated herein.

         (b) Permissible Deferral Election. A Participant's Election to defer Fees may only be made in the taxable year before the Fees are earned, with two exceptions. The first exception applies to a Participant during his or her first year of eligibility to participate in the Plan. In that event such a Participant may, if so offered by the Company or the Committee, elect to defer Fees for services performed after the Election, provided that the Election is made within 30 days of the date the Participant becomes eligible to participate in the Plan. The second exception is with respect to an election to defer Performance-Based Fees. If Performance-Based Fees are based on services of a Participant performed over a period of at least 12 months, then the Participant may make an Election to defer all or part of such Fees not later than six months before the end of such service period. A Participant's Election under this Section 3(b) shall specify the amount or percentage of Fees deferred and specify the time and form of distribution from among those described in Article III
Section 4 of the Plan. Each Election to defer Fees is a separate election regarding the time and form of distribution.

         (c) Investment Alternatives - Existing Balances. A Participant may elect to change an existing selection as to the investment alternatives in effect with respect to existing deferred Fees (in increments prescribed by the Committee or the Company) as often, and with such restrictions, as determined by the Committee or by the Company.

         (d) Change of Beneficiary. A Participant may, at any time, elect to change the designation of a Beneficiary in accordance with Article IV,
Section 1 hereof.

4.       DISTRIBUTION

         (a) Deferral Account. In accordance with the Participant's Election and as prescribed by the Committee, Deferred Fees credited to a Participant's Deferral Account shall be distributed in cash or shares of Common Stock (or a combination of both). Unless otherwise directed by the Committee, if no Election is made by a Participant as to the distribution or form of payment of his or her Deferral Account, upon Termination such account shall be paid in cash in lump sum. The entire Deferral Account must be paid out within fifteen years following the date of the Participant's Termination. In accordance with a Participant's Election under Article III
Section 3, but subject to Sections 2 and 6 of Article III, amounts subject to such Election in the Deferred Account (determined in accordance with Article III Section 1) shall be distributed -

1. Upon a Participant's separation from service as a Director as either a lump sum or in installments not exceeding 15 years;

2. Upon a Participant's death to the Participant's Beneficiary as either a lump sum or in installments not exceeding 15 years; or
3.   At a specified time or under a fixed schedule not exceeding 15 years.

         (b) Medium of Distribution and Default Method. In accordance with the Participant's Election and within the guidelines established by the Committee or the Company, a Participant's Deferral Account shall be distributed in cash or shares of Common Stock (or a combination of both). To the extent permissible under law, a Participant may make this Election at any time before a distribution is to be made. If no Election is made by a Participant as to the distribution or form of payment of his or her Deferral Account, upon the earliest time that a distribution from such account is to be made pursuant to the terms of the Plan, such account shall be paid in cash or shares of Common Stock (or a combination of both) in lump sum.

         (c) Election to Delay the Time or Change the Form of Distribution .. A Participant may make an Election to delay the time of a distribution or change the form of a distribution, or may elect to do both, with respect to an amount that would be payable pursuant to an Election under paragraphs
(a) of this Section 4, except in the event of a distribution on account of the Participant's death, if all of the following requirements are met -

1. Such an Election may not take effect until at least 12 months after it is made;

2. Any delay to the distribution that would take effect because of the Election is at least to a date five years after the date the distribution otherwise would have begun; and

3. In the case of a distribution that would be made under paragraph (a)(3) of this Section 4 such an Election may not be made less than 12 months before the date of the first scheduled payment.

5.   PAYMENT COMMENCEMENT DATE

         Payments of amounts deferred pursuant to a valid Election shall commence in accord with the Participant's Election. If a Participant dies prior to the first deferred payment specified in an Election, payments shall commence to the Participant's Beneficiary on the first payment date so specified.

6.       CHANGE IN CONTROL

         Notwithstanding any provision of this Plan to the contrary, and to the extent consistent with guidance issued by the Secretary of the Treasury, in the event of a "Change in Control" (as defined in Section 2(f) of Article I), each Participant in the Plan shall receive an automatic lump sum cash distribution of all amounts accrued in the Participant's Cash and/or Stock Account(s) (including interest at the Prime Rate of Interest through the business day immediately preceding the date of distribution) not later than fifteen (15) days after the date of the "Change in Control." For this purpose, the balance in the Stock Account shall be determined by multiplying the number of Stock Units by the higher of (a) the highest closing price of a share of Common Stock during the period commencing 30 days prior to such Change in Control or (b) if the Change in Control of the Company occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Common Stock pursuant thereto. Any consideration other than cash forming a part or all of the consideration for Common Stock to be paid pursuant to the applicable transaction shall be valued at the valuation price thereon determined by the Board.

         In addition, the Company shall reimburse a Director for the legal fees and expenses incurred if the Director is required to seek to obtain or enforce any right to distribution. In the event that it is determined that such Director is properly entitled to a cash distribution hereunder, such Director shall also be entitled to interest thereon at the Prime Rate of Interest quoted by Citibank, N.A. as its prime commercial lending rate on the subject date from the date such distribution should have been made to and including the date it is made. Notwithstanding any provision of this Plan to the contrary, Article I, Section 2(f) and Section 6 of this Article may not be amended after a "Change in Control" occurs without the written consent of a majority in number of Participants.

ARTICLE IV.  MISCELLANEOUS PROVISIONS

1.       BENEFICIARY DESIGNATION

         A Director may designate one or more persons (including a trust) to whom or to which payments are to be made if the Director dies before receiving payment of all amounts due hereunder. A designation of Beneficiary will be effective only after the signed Election is filed with the Secretary of the Company while the Director is alive and will cancel all designations of a Beneficiary signed and filed earlier. If the Director fails to designate a Beneficiary as provided above or if all of a Director's Beneficiaries predecease him or her and he or she fails to designate a new Beneficiary, remaining unpaid amounts shall be paid in one lump sum to the estate of such Director. If all Beneficiaries of the Director die before the Director or before complete payment of all amounts due hereunder, the remaining unpaid amounts shall be paid in one lump sum to the estate of the last to die of such Beneficiaries.

2.       INALIENABILITY OF BENEFITS

         The interests of the Directors and their Beneficiaries under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned, nor be subject to attachment, execution, garnishment or other such equitable or legal process.

3.       GOVERNING LAW

         The provisions of this Plan shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky.

4.       AMENDMENTS

         The Committee may amend, alter or terminate this Plan at any time without the prior approval of the Directors; provided, however, that the Committee may not, without approval by theBoard:

         (a) materially increase the number of securities that may be issued under the Plan (except as provided in Article I, Section 3),

         (b) materially modify the requirements as to eligibility for participation in the Plan, or

         (c)  otherwise   materially  increase  the  benefits  accruing  to
participants under the Plan.

5.       COMPLIANCE WITH RULE 16B-3

         It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that Plan Participants remain non-employee directors ("Non-Employee Directors") for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining Non-Employee Directors, that provision shall be deemed amended so that the Plan does so comply and the Plan participants remain Non-Employee Directors, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

6.       EFFECTIVE DATE

         The Plan was approved and originally became effective as of January 1, 2005.


         IN WITNESS WHEREOF, this adoption of the Plan is executed this 3rd day of December, 2004.


ATTEST:                                 ASHLAND INC.



/s/ David L. Hausrath                   By:  /s/ Susan B. Esler
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Secretary                              Vice President Human Resources